Exhibit 107

Calculation of Filing Fee Table

Form S-1
Form Type

iPower Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Warrants to purchase shares of common stock, par value $0.001 per share (3)	457(g)	–	–	–	–	–
	Equity	Common stock, par value $0.001 per share, underlying warrants	457(g)	2,083,334	$2.40	$5,000,002	0.0001476	$738.00
	Total Offering Amounts							$738.00
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$738.00

(1) This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(3) No separate registration fee required pursuant to Rule 457(g) of the Securities Act.